FOR IMMEDIATE RELEASE
August 7, 2009

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports 2009 Second Quarter Operating Results

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net income of $7,000, or $0.003 per share, for the quarter ended June 30, 2009 as compared to a net income of $9,000, or $0.003 per share, for the same quarter in 2008.

The Company’s assets at June 30, 2009 were $157.3 million compared to $149.7 million at December 31, 2008, an increase of $7.6 million or 5.1%. Loans receivable increased $3.7 million or 3.8%, to $101.9 million at June 30, 2009 from $98.2 million at December 31, 2008. Mortgage-backed securities decreased $1.0 million or 3.0%, to $31.9 million at June 30, 2009 from $32.9 million at December 31, 2008. Cash and cash equivalents increased $5.0 million, or 64.9%, to $12.7 million at June 30, 2009 from $7.7 million at December 31, 2008.

Total deposits increased $12.9 million, or 12.7%, to $114.6 million at June 30, 2009 from $101.7 million at December 31, 2008. Borrowings from the Federal Home Bank of New York (FHLB) decreased $3.9 million, or 13.6%, to $24.7 million at June 30, 2009 from $28.6 million at December 31, 2008.

Total stockholders’ equity increased $458,000 to $15.1 million at June 30, 2009 from $14.6 million at December 31, 2008.

The increase to stockholders’ equity reflects net income of $331,000, amortization of $9,000 of unearned ESOP shares, amortization of $20,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $21,000 of stock option awards and $81,000 of accumulated other comprehensive income. This was partially offset by $4,000 of repurchases of shares under the stock repurchase program.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended June 30, 2009, the Company did not repurchase shares. As of June 30, 2009, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended June 30, 2009 and 2008

Net income decreased by $2,000 to $7,000 for the quarter ended June 30, 2009 compared to a net income of $9,000 for the same quarter in 2008. The decrease in net income for the quarter was primarily the result of increases of $143,000 in non-interest expense and $22,000 in provision for loan loss, and a decrease of $10,000 in non-interest income, partially offset by an increase of $71,000 in interest income, and decreases of $37,000 in interest expense on deposits, $29,000 in interest expense on borrowings from the Federal Home Loan Bank of New York and $36,000 in income tax benefits.   Non-interest expense included an increase in other expenses of $109,000 to $240,000 for the three months ended June 30, 2009 from $131,000 for the three months ended June 30, 2008 primarily due to an increase of $115,000 in premiums and assessments for Federal Deposit Insurance.

INCOME INFORMATION – Six month periods ended June 30, 2009 and 2008

On February 26, 2009, the Company froze its defined benefit pension plan effective March 31, 2009.  The freezing of the Plan is consistent with ongoing cost reduction strategies.  The changes included a discontinuation of accrual of future service cost in the defined benefit pension plan and fully preserving retirement benefits that employees have earned as of March 31, 2009. As a result of freezing the plan, the Company recognized a pre-tax curtailment credit of $416,000, net of actuarial expenses, ($230,000 net of taxes) in the six months ended June 30, 2009.

Net income increased $319,000, to $331,000 for the six months ended June 30, 2009 from $11,000 for the six months ended June 30, 2008.  The increase in net income for the six month period ended June 30, 2009 was primarily due to an increase of $21,000 in interest income and decreases of $152,000 in interest expense on deposits, $79,000 in interest expense on borrowings from the FHLB of New York, $277,000 in non-interest expenses, which, were partially offset by a decrease of $12,000 in non-interest income and increases of $22,000 in provision for loan losses and $176,000 in income taxes. Non-interest expense included a decrease in salaries and employee benefits of $412,000 to $738,000 for the six months ended June 30, 2009 from $1.2 million for the six months ended June 30, 2008 primarily due to the pre-tax curtailment credit of $416,000, net of actuarial expenses, resulting from the freezing of the defined benefit pension plan.

In addition, non-interest expense included an increase in other expenses of $129,000 to $379,000 for the six months ended June 30, 2009 from $250,000 for the six months ended June 30, 2008 primarily due to an increase of $137,000 in premiums and assessments for Federal Deposit Insurance.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	JUNE 30,	DECEMBER 31,
	2009	2008

Total Assets	$157,326	$149,651
Loans Receivable	101,869	98,241
Deposits	114,631	101,676
Borrowings	24,733	28,593
Stockholders’ Equity	15,092	14,634

	AT OR FOR THE THREE		AT OR FOR THE SIX
	MONTHS ENDED JUNE 30,		MONTHS ENDED JUNE 30,
	2009	2008	2009	2008

Total Interest Income	$2,051	$1,981	$4,065	$4,044
Total Interest Expense	857	923	1,715	1,946
Net Interest Income	1,195	1,058	2,350	2,098
Provision for Loan Loss	22	-	22	-
Non-interest Income	68	78	133	145
Non-interest Expense	1,268	1,125	1,950	2,227
Income Tax (Benefit) Expense	(34)	2	181	4
Net Income	$7	$9	$331	$11

PERFORMANCE RATIOS

Return on Average Assets	0.02%	0.03%	0.43%	0.02%
Return on Average Equity	0.18%	0.23%	4.42%	0.14%
Interest Rate Spread	3.11%	2.91%	3.09%	2.84%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.21%	0.20%	0.21%	0.20%
Non-performing Loans to Total Assets	0.46%	0.35%	0.46%	0.35%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.39%	11.17%